Exhibit 10.24

SECOND AMENDMENT TO THE

RIVERVIEW NATIONAL BANK

EXECUTIVE DEFERRED COMPENSATION AGREEMENT

DATED JUNE 30, 2010

FOR

KIRK FOX

THIS SECOND AMENDMENT is entered into this 4th day of January, 2013, by and between Riverview National Bank, located in Marysville, Pennsylvania (the “Bank”), and Kirk Fox (the “Executive”).

The Bank and the Executive are parties to an Executive Deferred Compensation Agreement dated June 30, 2010, as subsequently amended (the “Agreement”). The Bank and Executive now wish to amend the Agreement to provide for discretionary contributions to the Deferral Account to be made by the Bank.

Now, therefore, the Bank and the Executive agree as follows.

Section 1.0 shall be added to the Agreement immediately before Section 1.1:

1.0 “Bank Contribution” means any discretionary contribution the Bank makes to the Deferral Account as described in Section 2.5.

Section 2.5 shall be added to the Agreement immediately following Section 2.4:

2.5       Bank Contributions. In addition to any Deferrals, the Bank may, at any time, make a Bank Contribution to the Deferral Account. Any Bank Contribution may, at the election of the Bank, be subject to a vesting schedule or such other provisions as the Bank may provide.

Section 3.1(a) of the Agreement shall be deleted and replaced with the following:

(a) Any Deferrals and Bank Contributions hereunder;

IN WITNESS WHEREOF, the Executive and a representative of the Bank have executed this Second Amendment as indicated below:

Executive:	Bank:

/s/ Kirk D. Fox	By:	/s/ Theresa M. Wasko
Its: CFO